EXHIBIT 99.1




FOR IMMEDIATE RELEASE


Contact:                         Tom Sebastian
                                 (415) 354-2813
                                  toms@L90.com

                        L90 REPORTS REGULATORY INQUIRIES


            Los Angeles - February 4, 2002 - L90, Inc. (NASDAQ: LNTY), an online media and direct marketing company, today announced that the Company has received notice from the Securities and Exchange Commission that the Commission is conducting an investigation into the Company. In connection with this investigation, the Commission has issued the Company and one of its directors subpoenas requesting documents related primarily to the Company's financial records. The Company also has received a letter from the Nasdaq Listing Investigations requesting specific information pursuant to Marketplace Rule 4330(c).

            The Company intends to fully comply with the Commission's investigation and Nasdaq's information request. The Company's Board of Directors has authorized the Audit Committee of the Board of Directors to commence an independent investigation into these matters. The Audit Committee has retained outside counsel to aid it in its investigation.

            On February 1, 2002, the Company's Vice President, Finance, tendered her resignation from the Company, effective immediately. The circumstances of this resignation will be considered during the Audit Committee's investigation.

            The Company previously announced its agreement to merge with eUniverse, Inc. In light of these recent regulatory inquiries, the closing date of the eUniverse merger, and the related special distribution to stockholders, will likely be delayed past the originally anticipated February 28, 2002 closing date. Consequently, the Company expects that its special meeting of stockholders to approve the merger will be delayed to a date not earlier than late March 2002. The mailing of the Company's proxy statement in connection with the merger also will be delayed.

Safe Harbor Statement

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be




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deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the market for the sale of certain products and services may not develop as expected; that the contemplated transaction with eUniverse does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval or other required approvals; or that prior to the closing of the proposed merger, the businesses of the companies suffer due to uncertainty; that the parties are unable to transition customers, successfully execute their integration strategies, or achieve planned synergies; and other risks that are described from time to time in L90's Securities and Exchange Commission reports (including but not limited to the annual report on Form 10-K for the year ended December 31, 2000, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, L90's results could differ materially from L90's expectations in these statements. L90 assumes no obligation and does not intend to update these forward-looking statements.







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